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                                   AGREEMENT

     THIS AGREEMENT (the "Agreement") is effective as of November 7, 1997, by and between CompuServe Incorporated ("CompuServe") and TeleTech Teleservices, Inc., and TeleTech Customer Care Management, Inc. (f/k/a TeleTech Telecommunications, Inc.). TeleTech Teleservices, Inc. and TeleTech Customer Care Management, Inc. are collectively referred to herein as "TeleTech." The signatories to this Agreement are collectively referred to as the " Parties."

                                  WITNESSETH

     WHEREAS, on or about December 6, 1996, TeleTech instituted a lawsuit against CompuServe in the United States District Court, Southern District of Ohio, Eastern Division, and CompuServe has, in turn, filed certain counterclaims in said action. Such lawsuit is captioned TeleTech Teleservices, Inc., et al. v. CompuServe Incorporated, United States District Court, Southern District of Ohio, Case No. C-2-96-1252 ("the Lawsuit").

     WHEREAS, since July, 1997, the Parties have explored non-litigation alternatives for resolving the Lawsuit and, in exploring such options, have deferred discovery necessary to the pursuit and defense of the Lawsuit.

     WHEREAS, CompuServe entered into an Agreement and Plan of Merger ("Merger Agreement") with H&R Block, Inc. ("H&R Block"), H&R Block Group, Inc., WorldCom, Inc. ("WorldCom"), and Walnut Acquisition Company, L.L.C. under which, among other things, CompuServe will be merged (the "Merger") into a subsidiary of WorldCom. Under the Merger Agreement, H&R Block is not obligated to indemnify any of the contracting parties to the Merger Agreement with respect to the Lawsuit.

     WHEREAS, because the Merger Agreement is executed but not closed and because H&R Block is not indemnifying WorldCom for the Lawsuit, it is impractical for the Parties to engage in further discussions about the non-litigation resolution of the Lawsuit until it is determined whether or not the Merger is actually consummated.

     WHEREAS, the Parties wish to continue with their discussions related to the nonlitigation resolution of the Lawsuit before devoting significant resources to litigating the Lawsuit.

     WHEREAS, the Parties are concerned, however, that, because the District Court will likely schedule a trial date for the Lawsuit in early 1998 (the "Trial Date") and will likely not be receptive to a continuance, the Parties may not have sufficient time to complete discovery and other remaining pre-trial preparation between the consummation of the Merger and the anticipated Trial Date.

     WHEREAS, as a result, the Parties believe that it is in their best interests to dismiss the Lawsuit without prejudice, pursuant to Rule 41 of the Federal Rules of Civil Procedure, and, if necessary, re-file it at a later time so they will not be under the pressure of proceeding immediately with discovery and other pre-trial preparation in anticipation of the Court potentially setting a Trial Date in early 1998.

     NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree and covenant as follows:

                             TERMS AND CONDITIONS

     Section 1. Notice of Dismissal Without Prejudice. Within three (3) business days of execution of this Agreement, the Parties shall file in the Lawsuit a Notice of Dismissal Without Prejudice, pursuant to Rule 41 of the Federal Rules of Civil Procedure, in the form attached hereto as Exhibit A, which will result in the dismissal without prejudice of TeleTech's Second Amended Complaint and CompuServe's Second Amended Counterclaims. Except as specifically provided herein, the Notice of Dismissal Without Prejudice and refiling of the Lawsuit shall not cause any loss of rights to any Party, create any additional defense for any Party or prejudice any Party in any manner.

     Section 2. Tolling of Limitation Period. From the date of the filing of the Notice of Dismissal Without Prejudice through the earlier of the (a) refiling of the Lawsuit or (b) November 9, 1998, there shall be, in all Parties' favor, a tolling of all statute of limitations and all other time bars of any nature whatsoever, whether in law or in equity, including but not limited to defense of laches, equity, waiver, contractual limitation period and all other defenses premised upon untimeliness, delay, or lack of notice, that apply to any complaints, claims, counterclaims, causes of action or legal proceedings asserted in the Lawsuit. Provided the Lawsuit is refiled on or before November 9, 1998, all statute of limitations and other time bars shall be calculated as if the refiled action (and any counterclaims thereto) was filed on the filing date of the Lawsuit. Provided further, however, nothing contained in this Agreement shall toll any statute of limitations or time bar defense after the earlier of the (a) refiling of the Lawsuit or (b) November 9, 1998.

     Section 3. Notice Prerequisite to Refiling. The Parties acknowledge that, subject to the provisions of this Agreement, that all or any one of the Parties may refile the Lawsuit at any time. Provided, however, TeleTech shall not refile the Lawsuit, or initiate any other litigation based upon the transactions or occurrences that are the subject matter of the Lawsuit, unless it first provides CompuServe ten (10) calendar days advance notice, pursuant to
Section 8 herein, of its intentions to refile the Lawsuit or institute related litigation. CompuServe shall not refile the Lawsuit, or initiate any other litigation based upon the transaction or occurrences that are the subject matter of the Lawsuit, unless it first provides TeleTech twenty (20) calendar days advance notice, pursuant to Section 8 herein, of its intentions to refile the Lawsuit or institute related litigation.

     Section 4. Refiling In Federal or State Court. Any refiling of the Lawsuit, or the filing of any claims or counterclaims based upon the transactions or occurrences that are the subject matter of the Lawsuit, shall be governed by the terms of section 13.5 of the parties' June 16, 1995 agreement entitled "Master Agreement Telemarketing Outsourcing Services Client Services Agreement." The Parties agree that the trial calendar and all scheduling matters for any refiled litigation shall be determined as if the refiled litigation were an entirely new case and as if the Lawsuit had never existed between the Parties. Neither Party shall use the former existence of the Lawsuit to attempt to establish an early trial date or shorten the time with respect to any other pre-trial matter in any refiled litigation.

     Section 5. Copying of Documents. Upon reasonable notice and request, CompuServe shall provide to TeleTech a copy of the bates-stamped documents that TeleTech produced in the Lawsuit. TeleTech shall be responsible for all costs incidental to the copying of these documents.

     Section 6.     Discovery Produced In the Lawsuit.

          6.1. Pending Discovery Motions. The Parties agree that upon the filing of the Notice of Dismissal Without Prejudice all pending discovery motions, orders, appeals, and disputes shall be rendered moot and void, including but not limited to CompuServe's Motion For Default Judgment Pursuant to Rule 37 of the Federal Rules of Civil Procedure, CompuServe's Objections to the Magistrate Judge's July 2, 1997 Order, and the Magistrate Judge's July 2, 1997 Order.. Nothing herein shall preclude any Party from filing any discovery motions that they or it may deem necessary in any refiled litigation or responding with any necessary defense to said motions, so long as the basis for any such motion(s) or defense is not premised upon any alleged delays in production; improper withholding of documents; discovery disputes; any discovery requests, answers or responses thereto; and/or any discovery orders issued in the Lawsuit.

          6.2. Use of Existing Discovery in Refiled Litigation. Except for (a) deposition testimony which has been taken and transcribed in the Lawsuit and
(b) documents previously actually produced, pursuant to Rule 34 of the Federal Rules of Civil Procedure, all discovery which has been propounded (including but not limited to any responses and answers to interrogatories, requests for admission, document requests and other discovery) in the Lawsuit shall be deemed to be void and inadmissible, as if they were never in existence.
Nothing herein shall prohibit any Party from conducting discovery in any refiled litigation that was previously conducted or sought in the Lawsuit.

     Section 7. Confidentiality and Protective Order. The Stipulation and Protective Order Governing Confidential Material issued by the Court on April 23, 1997 shall remain effective through and including the later of (a) the termination of any refiled litigation and (b) November 9, 1998. If no litigation is refiled by November 9, 1998, all Confidential Discovery Material (as defined in the April 23, 1997 Order) shall be returned to the producing party or, in the alternative, destroyed and certified to the producing party to have been destroyed.

     Section 8. Notices. All notices required herein shall be in writing and shall be effective upon receipt when delivered in person or by facsimile transmission:

               If to CompuServe:
               Marion H. Little, Jr., Esq.
               Zeiger & Carpenter
               41 South High Street, Suite 1600
               Columbus, Ohio  43215
               Fax No.:  (614) 365-9145

               and

               c/o General Counsel
               CompuServe Incorporated
               5000 Arlington Centre Boulevard
               Columbus, Ohio 43220
               Phone No.:  (614) 365-4113
               Fax No.:  (614) 457-9665


               If to TeleTech:

               Lonnie C. Blanchard, III, Esq.
               Berman, Blanchard, Mausner & Resser
               4727 Wilshire Blvd., Suite 500
               Los Angeles, CA  90010-3874
               Phone No.:  (213) 965-1200
               Fax No.:  (213) 965-1919

               and

               Joel H. Mirman, Esq.
               Buckingham, Doolittle & Burroughs
               88 E. Broad Street
               Columbus, OH  43215-3506
               Fax No.:  (614) 221-8590

All form of notices set forth above shall be contemporaneously accompanied by a telephonic notice to, if by Teletech, to Marion H. Little, Jr., and, if by CompuServe, to Lonnie Blanchard. Any Party may give notice of a change of address, telephone number or fax number by providing notice in the manner set forth above.

     Section 9.     Miscellaneous.

          9.1. Entire Agreement. This Agreement sets forth the entire understanding among the Parties concerning the subject matter of this Agreement, and incorporates all prior negotiations and understandings, but shall not affect any other agreement or contract between the Parties that does not relate to the Notice of Dismissal Without Prejudice or the refiling of the Lawsuit. No covenants, promises, agreements, conditions or understandings, either oral or written, exist between the Parties relating to the subject matter of this Agreement other than those set forth herein. No alteration, amendment, or change to this Agreement shall be binding upon any party hereto unless in writing, and signed by all Parties.

          9.2. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing one or more counterparts.

          9.3. Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the Parties. Any uncertainty or ambiguity existing herein shall not be interpreted against any party.

          9.4. Counsel. Each of the Parties hereby represents and warrants that they are executing this Agreement after having received legal advice as to their rights from their respective legal counsel.

          9.5. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio.

          9.6. No Admission. This Agreement is entered into by the Parties solely for the purpose of effectuating dismissal without prejudice of the Lawsuit. This Agreement does not constitute, nor shall it be construed as, an admission by any Party of the truth or validity of any claims or contentions asserted by any other Party or as a ratification of any past conduct by any other Party, or as a waiver of any rights previously asserted. Neither this Agreement nor any discussion occurring to or in contemplation of this Agreement shall be admissible in evidence in any action, except as necessary to enforce its terms.

          9.7. Authority to Execute. Each Party hereto represents and warrants on its own behalf that the individual signing this Agreement on its behalf is fully authorized to sign on behalf of and bind it, and that it has the power and authority to enter into this Agreement.

          9.8. Further Acts. Each Party agrees to take such further acts and execute such further documents that are reasonably necessary to carry out the terms and conditions and intent of this Agreement.

          9.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and each of them, and each and all of their representatives, officers, directors, shareholders, partners, successors, assigns, employees and agents.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

WITNESSES:

                         TELETECH TELESERVICES, INC.

/s/ Lonnie C. Blanchard II    By:/s/ Joseph D. Livingston

___________________           Its: Executive Vice President and Chief
                                   Operating Officer

                         TELETECH CUSTOMER CARE
                         MANAGEMENT, INC.

___________________           By:/s/ Joseph D. Livingston

___________________           Its: Executive Vice President and Chief
                                   Operating Officer


                         COMPUSERVE INCORPORATED

/s/ Miriam Seijo              By:/s/ Russell P. Austin

___________________           Its: Assistant Secretary